Exhibit 5.1

Monahan & Biagi, PLLC
701 5th Avenue, Suite 2800
Seattle, WA  98104-7023
(206) 587-5700, (206) 587-5710 (fax)

June 27, 2011

Visualant, Inc.
500 Union Street, Suite 406
Seattle, WA 98101

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Visualant, Inc. (the “Company”) in connection with the registration with the U.S. Securities and Exchange Commission (the “Commission”) on Form S-1 of 15,340,361 shares of the Company’s common stock, par value $0.001 (the “Shares”). In connection with this opinion we have reviewed the proceedings of the board of directors of the Company relating to the registration and the issuance of the Shares, the Company’s Amended and Restated Articles of Incorporation dated September 3, 2002 and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary as a basis for this opinion.

Based upon that review, it is our opinion that the portion of the Shares now issued are, and the portion of the Shares that may be issued in the future in accordance with the terms of that certain Securities Purchase Agreement the Company entered into on May 19, 2011 with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, Ltd. will be, legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm in the registration statement.  This opinion is intended solely for use in connection with the registration of the Shares covered by the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Monahan & Biagi, PLLC